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                           INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Capital Corp of the West:

We consent to the incorporation by reference in the registration statement (No. 333-27384) on Form S-8 of Capital Corp of the West of our report dated January 30, 1998, relating to the consolidated balance sheets of Capital Corp of the West and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10K of Capital Corp of the West.





Sacramento, California               By:  /s/ KPMD PEAT MARWICK LLP
March 30, 1998                          ---------------------------
                                              KMPD Peat Marwick LLP


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CAPITAL CORP OF THE WEST
CONSOLIDATED FINANCIAL DATA


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( Amount in thousands)                                       1997           1996           1995           1994           1993
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
STATEMENT OF INCOME DATA:
Interest income                                         $  25,912      $  19,351      $  15,873      $  12,807      $  11,483
Interest expense                                           10,190          6,865          5,717          3,850          3,061
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Net interest income                                        15,722         12,486         10,156          8,957          8,422
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Provision for loan losses                                   5,825          1,513            228              0            254
Noninterest income (loss)                                   3,852          2,935         (1,224)           805            679
Noninterest expense                                        13,372         10,736          8,146          6,923          6,459
(Benefit) provision for income taxes                          (26)         1,163            223          1,103            905
Cumulative effect of change in accounting
 for income taxes                                               -              -              -              -            300
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Net income                                              $     403      $   2,009      $     335      $   1,736      $   1,783
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BASIC EARNINGS PER SHARE:
Weighted Average common shares outstanding                  3,302          2,367          2,102          2,000          1,999
Earnings per share                                      $     .12      $     .85      $     .16      $     .83      $     .85
Cash dividends per share                                        -      $     .03              -              -              -
Book value per share                                    $    9.20      $    8.06      $    7.16      $    6.69      $    6.01
Tangible book value per share                           $    7.68      $    7.14      $    7.16      $    6.69      $    6.01

BALANCE SHEET DATA:
Total assets                                            $ 421,394      $ 265,989      $ 209,033      $ 178,121      $ 155,178
Total securities                                          148,032         43,378         45,302         35,826         22,823
Total loans                                               217,977        183,247        133,736        113,600        107,124
Total deposits                                            356,395        238,345        192,601        163,199        141,730
Shareholders' equity                                    $  40,248      $  20,974      $  15,093      $  14,082      $  12,633

OPERATING RATIOS:
Return on average equity                                     1.46%         10.24%         11.05%          2.16%         12.81%
Return on average assets                                      .13            .88            .18           1.05           1.24
Net interest margin                                          5.64           6.12           6.09           6.03           6.63

CREDIT QUALITY RATIOS:
Nonperforming loans to total loans (1)                       1.26%          3.71%          3.04%          3.63%           .62%
Allowance for loan losses to total loans                     1.76           1.52           1.27           1.43           1.63
Allowance for loan losses to nonperforming loans           139.79          50.14          35.07         231.90         161.31

CAPITAL RATIOS:
Total risk-based capital                                    12.78%         10.20%         10.27%         11.70%         11.40%
Risk-based tier 1 capital                                   11.60           9.04           9.22          10.50          10.20
Leverage ratio                                               8.58           7.37           7.43           8.38           8.39
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(1)  NONPERFORMING LOANS CONSIST OF LOANS ON NONACCRUAL, LOANS PAST DUE 90 DAYS OR MORE AND RESTRUCTURED LOANS.
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